Exhibit 8.3

August 18, 2009

LogicVision, Inc.

25 Metro Drive, Third Floor

San Jose, California 95110

Ladies and Gentlemen:

You have asked for our opinion as to certain federal income tax consequences of the proposed plan of reorganization that would result in the merger (the “Merger”) of Fulcrum Acquisition Corporation (“Merger Subsidiary”), a Delaware corporation and wholly owned subsidiary of Mentor Graphics Corporation (“Parent”), an Oregon corporation, with and into LogicVision, Inc. (the “Company”), a Delaware corporation. The proposed plan (the “Plan”) is set forth in the Agreement and Plan of Merger (the “Agreement”), dated as of May 6, 2009, among Parent, Merger Subsidiary and the Company. This opinion is being delivered in accordance with Section 6.11(c) of the Agreement.

We understand, and the opinion rendered herein assumes, that the facts surrounding the Merger are as follows:

The authorized capital stock of the Company consists of 50 million shares of common stock, $0.0001 par value per share (the “Company Common Stock”), and 5 million shares of preferred stock, $0.0001 par value per share, of which 250,000 shares are designated as Series A Participating Preferred Stock. As of May 4, 2009, 9,473,572 shares of Company Common Stock were issued and outstanding and no shares of Company preferred stock were issued or outstanding. Company Common Stock is traded on the NASDAQ Capital Market.

The authorized capital stock of Parent consists of 200 million shares of common stock, no par value (the “Parent Common Stock”), and 1.2 million shares of incentive stock. Parent Common Stock is traded on the NASDAQ Global Select Market.

Merger Subsidiary was formed in order to effect the Plan and Merger, which is being undertaken by Parent, Company and Merger Subsidiary pursuant to the terms of the Agreement for the reasons specified in the Proxy Statement/Prospectus submitted to the stockholders of the Company in connection with the solicitation of their approval of the Merger (the “Proxy Statement/Prospectus”). Parent owns all of the issued and outstanding shares of common stock of Merger Subsidiary, the only issued and outstanding capital stock of Merger Subsidiary.

Under the Plan, Merger Subsidiary will merge with and into the Company in accordance with Delaware law. Upon the effectiveness of the Merger (the “Effective Time”), the following will occur:

1. The Company will be the surviving corporation, and the separate existence of Merger Subsidiary will cease.

2. Each issued and outstanding share of Merger Subsidiary common stock held by Parent will be converted into one share of common stock of the Company, the corporation surviving the Merger.

3. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.2006 shares of Parent Common Stock.

4. No fractional shares of Parent Common Stock will be issued in the Merger. Each Company stockholder otherwise entitled to a fractional share of Parent Common Stock will receive instead an amount of cash equal to such fraction multiplied by the closing sale price of a share of Parent Common Stock on the NASDAQ Global Select Market on the trading day immediately preceding the Effective Time.

Under Delaware law, Company stockholders are not entitled to appraisal or dissenter’s rights in connection with the Merger.

LogicVision, Inc.

August 18, 2009

For purposes of rendering this opinion we have examined and are relying upon (without any independent investigation or review) the truth, correctness and completeness at all relevant times of the statements, covenants, representations and warranties contained in the Agreement, letters dated [Closing Date] delivered to us by the Company and by Parent and Merger Subsidiary containing their respective tax-related representations (the “Tax Representation Letters”), the Proxy Statement/Prospectus and such other instruments and documents as we have deemed necessary.

Further, for purposes of rendering this opinion we have made the following assumptions (without any independent investigation or review):

(a) Original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents either have been or will be by the Effective Time duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness;

(b) All representations, warranties and statements made or agreed to by the Company, Parent and Merger Subsidiary by their respective managements, officers and directors in connection with the Merger, including but not limited to those set forth in the Agreement, the Tax Representation Letters and the Proxy Statement/Prospectus, are true, correct and complete at all relevant times;

(c) All covenants contained in the Agreement will be performed without waiver or breach of any material provisions; and

(d) Any representation or statement made “to the best knowledge” or similarly qualified is correct without such qualification.

Based solely on the information, understandings and assumptions and subject to the limitations contained herein, we are in the opinion that the Merger will constitute a reorganization within the meaning of Internal Revenue Code section 368(a).

The opinion expressed herein is based upon laws, judicial decisions and administrative regulations, rulings and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. New developments in any such administrative matters, court decisions, legislative changes, or changes in the facts, assumptions or other information upon which our opinion is based may have an adverse effect on the legal or tax consequences described herein, and we do not accept any responsibility for updating or revising our opinion in consequence of any such new development or changes. No opinion is expressed about the federal tax treatment of the proposed Merger under other provisions of the Internal Revenue Code, about the federal income tax treatment of any conditions existing at the time of, or effects resulting from, the proposed Merger that are not specifically covered by the above opinion, nor about any tax effects of the proposed Merger other than its status as a reorganization for federal income tax purposes. Additional issues may exist that could affect the federal tax treatment of the Merger and this opinion does not consider or provide a conclusion with respect to any such additional issues. With respect to any significant federal tax issues outside the limited scope of this opinion, this opinion was not written and cannot be used by the recipient or any other party for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code on the recipient or such other party.

We hereby consent to the filing of this opinion with the Registration Statement (the “Registration Statement”) on Form S-4 filed by Parent with the Securities and Exchange Commission that includes the Proxy Statement/Prospectus and to the use of our name in the Registration Statement and in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP